Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
January 12, 2011

FOR MORE INFORMATION, PLEASE CONTACT:
Anne Quirion
Marketing Assistant
(802) 487-3512
aquirion@communitynationalbank.com

Community National Bank Promotes Louise Bonvechio to
Senior VP and Chief Financial Officer

Derby, VT—Community National Bank President and CEO Stephen P. Marsh is pleased to announce the promotion of Louise Bonvechio to Senior Vice President and Chief Financial Officer. In her new role, Louise will become an Executive Officer of the bank.

Bonvechio began her career with CNB in 1993 as a Personal Lender and Loan Officer in the Troy office. In 1998, she took a position as a Commercial Lender in the Derby office, and shortly after, assumed new responsibilities in the finance department. Louise was promoted to Vice President and Cashier in July 2004 and in 2008 was promoted to Vice President and Chief Financial Officer.

Louise holds an Associate’s Degree in Accounting, and has received diplomas in General Banking and Banking and Finance. She also holds a diploma from the New England School of Financial Studies at Babson.  Louise is active in her community serving as a board member of the Regional Advisory Board for the North Country Career Center and a Trustee and Treasurer for the Goodrich Memorial Library.

In review of Louise’s performance CEO Marsh commented, “I’m proud to recognize Louise’s achievement to this well-deserved promotion. Over the years Louise has raised the level of expertise in the bank’s finance area and has continued to demonstrate an exceptional work ethic.”

Louise currently resides in Newport with her husband Brian.